May 7, 2019

Michael Panosian
Chief Executive Officer
Toughbuilt Industries, Inc
25371 Commercentre Drive, Suite 200
Lake Forest, CA 92630

       Re: Toughbuilt Industries, Inc
           Registration Statement on Form S-1
           Filed April 29, 2019
           File No. 333-231086

Dear Mr. Panosian:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Kate McHale at (202) 551-3464 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing and
                                                            Construction